Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES
FIRST QUARTER 2009 RESULTS

Irvine, California – April 22, 2009 - United PanAm Financial Corp. (Nasdaq: UPFC) today announced results for its first quarter ended March 31, 2009.

For the quarter ended March 31, 2009, UPFC reported net loss of $4.0 million, compared to net income of $1.3 million for the same period a year ago. Interest income decreased to $40.8 million for the quarter ended March 31, 2009 from $58.5 million for the same period a year ago. UPFC reported net loss of $0.25 per diluted share for the quarter ended March 31, 2009 compared to net income of $0.08 per diluted share for the same period a year ago. The reported net loss for the quarter ended March 31, 2009 includes an after tax charge of $4.1 million or $0.26 per diluted share for restructuring charges associated with the closure of 40 branches during the first quarter of 2009. The reported net income for the quarter ended March 31, 2008 includes an after tax charge of $0.6 million or $0.04 per diluted share for restructuring charges associated with the closure of 14 branches during the first quarter of 2008.

The decrease in net income for the quarter ended March 31, 2009 compared to the same period a year ago primarily reflects the following:

•
Interest income decreased 30.3% to $40.8 million from $58.5 million due primarily to a decrease in average loans outstanding as a result of UPFC’s strategy of downsizing its operations, suspending new loan originations during the third quarter of 2008 and reducing its branch footprint in order to lower expenses and meet required liquidity needs.

•
Interest expense decreased 10.3% to $11.3 million from $12.6 million primarily due to lower average debt outstanding, partially offset by higher market interest rates on the new term facility. Net interest margin as a percentage of interest income decreased from 78.4% for the quarter ended March 31, 2008 to 72.3% for the quarter ended March 31, 2009.

•
Provision for loan losses decreased due to a decrease in loans outstanding and suspension of new loan originations, offset by an increase in the annualized charge-off rate to 11.70% for the quarter ended March 31, 2009 from 7.14% for the same period a year ago. The factors that impact the increased charge-off rate are the overall deteriorating economic environment and the adverse effect from a declining receivable balance.

•
Non-interest expense decreased 16.5% to $22.2 million from $26.6 million for the same period a year ago. The decrease in non-interest expense was due primarily to a decrease in compensation and benefits expense as a result of the branch closures, offset by pretax restructuring charges of $6.5 million ($4.1 million after tax).  The restructuring charges, included severance, fixed asset write-offs, closure, post-closure costs and lease termination costs. Non-interest expense, excluding the restructuring charges, as a percentage of average loans dropped to 9.29% from 11.09% for the same period a year ago.

As a result of the continued disruptions in the capital markets, UPFC has continued its strategy to further downsize its operations and reduce its branch footprint in order to lower expenses and meet required liquidity needs. During the quarter ended March 31, 2009, UPFC closed an additional 40 branches bringing the total number of branches to 27 branches in operation as of March 31, 2009. The closures of the 40 branches year-to-date resulted in a decrease in the number of employees of approximately 170 or 25% of the work force since December 31, 2008. In addition, UPFC has suspended new loan originations since the end of the third quarter of 2008 to allow UPFC's outstanding receivables to decrease to a level where UPFC's capital base will be able to finance future originations at lower advance structures available in the market.

UPFC has historically used a warehouse facility to fund its automobile finance operations to purchase automobile contracts pending securitization.  In August 2008, the warehouse facility was amended and converted to a term loan. The amended loan amortizes pursuant to a pre-determined schedule, payable monthly with any remaining balance due October 16, 2009. UPFC is currently pursuing and evaluating alternative sources of financing and is also considering additional sales of receivables on a whole-loan basis. At this time, there is no assurance UPFC will be able to arrange for other types of financing or be able to sell receivables on a whole-loan basis in the future.

UPFC has obtained temporary waivers from the insurance providers that insure UPFC’s outstanding securitizations regarding the approval of the appointment of Mr. James Vagim as UPFC’s chief executive officer and has also obtained temporary waivers regarding a covenant that UPFC maintain a $250 million warehouse line.  UPFC is continuing discussions with the insurance providers to obtain permanent waivers for these matters, but there is no assurance UPFC will obtain such waivers.  If UPFC is unable to obtain permanent waivers or continued temporary waivers for both these matters, then each insurance provider may elect to enforce the various rights and remedies that are governed by the different transaction documents for each securitization, such as terminating servicing rights.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles.  UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation.

Forward Looking Statements

Any statements set forth above as well as some oral statements by our officials to securities analysts and shareholders during presentations about us are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, or the Act. Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” “assumes,” “may,” “project,” “will” and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by management are also forward-looking statements as defined in the Act. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, our company and economic and market factors. Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. The principal factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, our dependence on securitizations, our need for substantial liquidity to run our business, loans we made to credit-impaired borrowers, reliance on operational systems and controls and key employees, competitive pressure we face, changes in the interest rate environment, general economic conditions, the effects of accounting changes, inability to manage consolidating operations, inability to obtain permanent waivers from monoline providers, and other factors or conditions described under the caption “Risk Factors” of Item 1A of our Annual Report on Form 10-K. Our past performance and past or present economic conditions are not indicative of our future performance or of future economic conditions. Undue reliance should not be placed on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities law.

# # #
Editors Note:  Selected financial data follow.

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2009	2008

(Dollars in thousands)
Assets

Cash	$6,958	$5,773
Short term investments	5,332	3,701
Cash and cash equivalents	12,290	9,474
Restricted cash	67,501	70,895
Loans	609,018	710,251
Allowance for loan losses	(37,675)	(43,220)
Loans, net	571,343	667,031
Premises and equipment, net	4,202	5,073
Interest receivable	6,915	8,476
Other assets	31,219	33,819
Total assets	$693,470	$794,768

Liabilities and Shareholders’ Equity
Securitization notes payable	$347,898	$406,087
Term facility	158,598	200,218
Accrued expenses and other liabilities	20,675	18,450
Junior subordinated debentures	10,310	10,310
Total liabilities	$537,481	$635,065

Preferred stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding	—	—

Common stock (no par value):
Authorized, 30,000,000 shares; 15,752,593 and 15,749,699 shares
issued and outstanding at March 31, 2009 and December 31, 2008,	50,562	50,317
Retained earnings	105,427	109,386
Total shareholders’ equity	155,989	159,703

Total liabilities and shareholders’ equity	$693,470	$794,768

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Operations

(In thousands, except per share data)	Three Months Ended
	March 31,
	2009	2008
Interest Income
Loans	$40,689	$57,707
Short term investments and restricted cash	128	763
Total interest income	40,817	58,470
Interest Expense
Securitization notes payable	5,945	10,888
Term facility and warehouse line of credit	5,267	1,525
Other interest expense	105	193
Total interest expense	11,317	12,606
Net interest income	29,500	45,864
Provision for loan losses	14,255	17,642
Net interest income after provision for loan losses	15,245	28,222

Non-interest Income	625	471

Non-interest Expense
Compensation and benefits	10,062	16,915
Occupancy	1,469	2,464
Other non-interest expense	4,136	6,201
Restructuring charges	6,488	1,034
Total non-interest expense	22,155	26,614

(Loss) income before income taxes	(6,285)	2,079
Income taxes (benefit) provision	(2,326)	805
Net (loss) income	$(3,959)	$1,274
Earnings (loss) per share-basic:
Net (loss) income	$(0.25)	$0.08
Weighted average basic shares outstanding	15,750	15,737
Earnings (loss) per share-diluted:
Net (loss) income	$(0.25)	$0.08
Weighted average diluted shares outstanding	15,750	15,775

United PanAm Financial Corp. and Subsidiaries
Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Total Shareholders’ Equity
	(Dollars in thousands)
Balance, December 31, 2008	15,749,699	$50,317	$109,386	$159,703
Net income	—	—	(3,959)	(3,959)
Issuance of restricted stock	2,894	41	—	41
Stock-based compensation expense	—	204	—	204
Balance, March 31, 2009	15,752,593	$50,562	$105,427	$155,989

United PanAm Financial Corp. and Subsidiaries
Selected Financial Data

(Dollars in thousands)	Three Months Ended
	March 31,	March 31,
	2009	2008

Operating Data
Contracts purchased	$-	$129,930
Contracts outstanding	$632,471	$932,291
Unearned acquisition discounts	$(23,453)	$(43,310)
Average loan balance	$686,066	$927,918
Unearned acquisition discounts to gross loans	3.71%	4.65%
Average percentage rate to borrowers	22.72%	22.69%

Loan Quality Data
Allowance for loan losses	$(37,675)	$(49,552)
Allowance for loan losses to gross loans net of
unearned acquisition discounts	6.19%	5.57%
Delinquencies (% of net contracts)
31-60 days	1.48%	0.57%
61-90 days	0.29%	0.19%
90+ days	0.17%	0.12%
Total	1.94%	0.88%
Repossessions over 30 days past due (% of net contracts)	1.12%	0.73%
Annualized net charge-offs to average loans (1)	11.70%	7.14%

Other Data
Number of branches	27	128
Number of employees	518	1,055
Interest income	$40,817	$58,470
Interest expense	$11,317	$12,606
Interest margin	$29,500	$45,864
Net interest margin as a percentage of interest income	72.27%	78.44%
Net interest margin as a percentage of average loans (1)	17.44%	19.88%
Non-interest expense to average loans (1)	13.13%	11.54%
Non-interest expense to average loans (2)	9.29%	11.09%
Return on average assets (1)	-2.16%	0.52%
Return on average shareholders’ equity (1)	-10.15%	3.21%
Consolidated capital to assets ratio	22.49%	16.38%

_____________________________________

(1)	Quarterly information is annualized for comparability with full year information.
(2)	Excluding restructuring charges.